Exhibit 10.3

COCA-COLA PLAZA

ATLANTA, GEORGIA

JAMES R. QUINCEY	ADDRESS REPLY TO:
PRESIDENT & CHIEF EXECUTIVE OFFICER	P.O. BOX 1734
THE COCA-COLA COMPANY	ATLANTA, GA 30301

October 18, 2018

John Murphy

Singapore

Dear John,

We are delighted to confirm your new position as Senior Vice President and Deputy Chief Financial Officer, The Coca-Cola Company, Grade 22F, with an effective date of January 1, 2019. Effective March 16, 2019, you will assume the role as Executive Vice President and Chief Financial Officer. You will report to me. The information contained in this letter provides details of your new positions.

•	Your principal place of assignment will be Atlanta, Georgia. You will be employed by The Coca-Cola Company upon receipt of required work permits.

•	Your annual base salary for your new position will be $800,000.

•	You will continue to be eligible to participate in the annual Performance Incentive Plan. Your target annual incentive is 125% of annual base salary. The actual amount of an incentive award may vary and is based on individual performance and the financial performance of the Company. Awards are made at the discretion of the Compensation Committee of the Board of Directors. The plan may be modified from time to time.

•	You will continue to be eligible to participate in The Coca-Cola Company’s Long-Term Incentive program. Awards are made at the discretion of the Compensation Committee of the Board of Directors based upon recommendations by Senior Management. You will be eligible to receive long-term incentive awards within guidelines for the job grade assigned to your position and based upon your personal performance, Company performance, and leadership potential to add value to the Company in the future. As a discretionary program, the award timing, frequency, size and mix of award vehicles are variable.

•	You will be expected to acquire and maintain share ownership at a level equal to four times your base salary. You will be asked to provide information in December each year on your progress toward your ownership goal, and that information will be reviewed with the Compensation Committee of the Board of Directors the following February.

October 18, 2018

•	You will be eligible for the Company’s Financial Planning and Counseling program which provides reimbursement of certain financial planning and counseling services, up to $10,000 annually, subject to taxes and withholding.

•	You will be eligible for the Emory Executive Health benefit which includes a comprehensive physical exam and one-on-one medical and lifestyle management consultation.

•	You are required to enter into the Agreement on Confidentiality, Non-Competition, and Non-Solicitation, effective immediately.

•	To support your transition to Atlanta, for the first two years of your assignment, you will participate in the Global Mobility Policy and be provided the standard benefits of that program. The duration and type of assignment are contingent upon the business needs of the Company provided suitable performance standards are maintained. The Code of Business Conduct, Confidentiality Agreements, or any other document related to knowledge you acquire of Company business or conducting business remain in effect during international assignment. Effective January 1, 2021, you will be considered a local employee in the United States, you will no longer receive any benefits under the Global Mobility Policy, and any applicable localization benefits under that policy will not apply. Tax preparation services provided through the Company’s standard vendor will be provided for an additional period of two years, with additional years provided only if such services would be provided under the standard international service program.

•	This letter is provided as information and does not constitute an employment contract.

John, I feel certain that you will continue to find challenge, satisfaction and opportunity in this role and as we continue our journey during this important time.

Sincerely,

/s/ James Quincey

James Quincey

c:	Jason Gibbins
Executive Compensation
Executive Services

I, John Murphy, accept this offer:

Signature:	/s/ John Murphy

Date:	October 18, 2018